Exhibit 3.256

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: AEL NET OF TEXAS, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is changed to:

NC Financial Solutions of Texas, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 21st day of August, A.D. 2012.

By:	/s/ CURTIS LINSCOTT
Authorized Person(s)

Name:	J. Curtis Linscott

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CERTIFICATE OF FORMATION

OF

AEL NET OF TEXAS, LLC

This Certificate of Formation of AEL Net of Texas, LLC, dated as of December 5, 2011, is being duly executed and filed by Hurshell K. Brown, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del C. § 18-101, et. Seq.).

FIRST. The name of the limited liability company formed hereby is AEL Net of Texas, LLC (the “Company”).

SECOND. The address of the registered office of the Company in the State of Delaware is Capitol Services, Inc., 1675 South State Street, Suite B, Kent County, Dover, Delaware 19901.

THIRD. The name and address of the registered agent of the Company for service of process in the State of Delaware is Capitol Services, Inc., 1675 South State Street, Suite B, Kent County, Dover, Delaware 19901.

IN WITNESS HEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ HURSHELL K. BROWN
Hurshell K. Brown
Authorized Person